March  17,  2003


Mr. Robert M. Myers
Exelixis, Inc.
170 Harbor Way
South San Francisco, CA 94083-0511

Dear Bob:

As we discussed, I have received and accepted your resignation with regret. I understand your desire to spend more time with your family at this moment. In view of our desire to have your continued services as an employee until your resignation and, subsequently, as a consultant, I am writing this letter to set forth the substance of the agreement (the "Agreement") that Exelixis, Inc. (the "Company") has reached with you.

     1. Resignation. Your resignation from your employment with the Company shall be effective the earlier of March 31, 2003 or any earlier date that you determine to terminate your employment relationship (the "Resignation Date"). On the Resignation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Resignation Date, subject to the customary payroll deductions and required withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement. Further, you acknowledge that, as of the date you sign this Agreement, you have received your bonus for 2002.

     2. Transition Period. From the date of this Agreement through the Resignation Date (the "Transition Period") you will serve as the Company's Executive Vice President of Pharmaceuticals at your current base salary and benefits, except that no additional vacation time shall accrue during the Transition Period. During the Transition Period, you will be expected to work at least 50% of a full-time schedule to perform your regular duties and any transition duties as assigned by the Company's Chief Executive Officer ("CEO"); and the Company will allow you to devote reasonable time during work hours to other activities, provided that they do not unreasonably interfere with your job duties. During the Transition Period, you may not accept a position with or render services to a Competitor with the Company.

     3. Consulting. The Company agrees to retain you, and you agree to make yourself available to perform services, as a consultant to the Company, under the terms specified below.

          (a) Consulting Period. The Company hereby engages you as a consultant for the nine (9) month period following the Resignation Date (the "Consulting Period"), provided that on or after the Resignation Date, you promptly sign and return to the Company the supplemental release of claims, as referenced in paragraph 16 below.

          (b) Consulting Services. During the Consulting Period, you agree to make yourself available, by telephone, or in person, to provide consulting services to the Company as requested by the CEO of the Company up to a maximum of ten (10) days per month. You agree to exercise the highest degree of professionalism and to utilize your expertise and creative talents in performing these services. The consulting services shall be performed at a location designated by the Company in the Company's discretion.

          (c) No Agency or Employment Relationship. During the Consulting Period, you will be an independent contractor and will not be considered an agent or an employee of the Company; you will not have authority to make any representation, contract, or commitment on behalf of the Company and shall not purport to have any such authority; and you will not be entitled to any of the benefits which the Company may make available to its employees, such as group insurance, workers' compensation insurance coverage, profit sharing, or retirement benefits, other than continuing post-employment benefits provided by this Agreement or by law, such as COBRA benefits.

          (d) Consulting Fees. During the Consulting Period, the Company will pay you consulting fees in the amount of $30,000, each month (the "Consulting Fees"). The Consulting Fees will be paid on or before the fifteenth day of the month following the completion of each full month during the Consulting Period.

          (e) Taxes and Withholding. Because you will perform your consulting services as an independent contractor, the Company will not withhold from the Consulting Fees any amount for taxes, social security or other payroll deductions. The Company will report your Consulting Fees on IRS Form 1099. You acknowledge that you will be entirely responsible for payment of any taxes which may be due with regard to the Consulting Fees, and you hereby indemnify and hold the Company harmless from any liability that may be assessed by any taxing authority with respect to the Consulting Fees, with the exception of the employer's share of social security, if any.

          (f) Protection of Consulting Information. You agree that, during the Consulting Period and thereafter, you will not use or disclose any confidential or proprietary information or materials of the Company which you obtain or develop in the course of performing consulting services for the Company, except with the written permission of the Company's CEO. Any and all work product you create in connection with your consulting services will be the sole and exclusive property of the Company. You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing consulting services for the Company.

     4. Other Work Activities. During the Consulting Period: (i) you may engage in employment, consulting or other work relationships in addition to your work for the Company other than for or on behalf of a Competitor; (ii) the Company shall not require you to render consulting services at times and places that unreasonably interfere with your ability to engage in other such work relationships; and (iii) you shall not, directly or indirectly, for yourself or any other person or entity, solicit, recruit, induce, or encourage any of the Company's employees to leave their employment with the Company, nor to undertake employment with a Competitor. The Company agrees that the following noncompete provision will not be breached by interviewing for or otherwise pursuing employment with a Competitor of the Company during the Consulting Period, so long as you do not provide services of any kind to the Competitor. For purposes of this Agreement, a Competitor shall be defined as the following companies: 1) Celera, 2) Millenium, 3) Tularik, 4) Cytokinetics. The CEO will have discretion to determine the location at which you perform your services during the Transition Period.

     5. Health Insurance. To the extent provided by the federal COBRA law and by the Company's current group health insurance policies, after the Resignation Date you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company's health insurance, if you wish. As part of this Agreement, if you timely elect continued coverage of your group health insurance under the COBRA law, the Company will pay 100% of your COBRA premiums for coverage for you and your dependents through December 31, 2003.

     6. Stock Options. Under the terms of your stock option agreement, the Company's 2000 Equity Incentive Plan (the "Plan") and this Agreement, continued vesting of any unvested stock options you may possess will cease as of the Resignation Date. Your right to exercise any vested option shares, and all other rights and obligations with respect to your stock option(s), will be as set forth in your stock option agreement and the Plan; provided, however, that if you sign the supplemental release as set forth in paragraph 16 below, the Company shall extend the period during which you may exercise any vested option shares to eighteen (18) months following the Resignation Date.

     7. Other Compensation Or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance, or benefits after the Resignation Date, except for any vested rights you may have under a written group benefit plan of the Company
(e.g.,  401(k)  account).

     8. Expense Reimbursements. You agree that, within thirty (30) days of the Resignation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Resignation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice. Documented expenses incurred during the Consulting Period with the Company's authorization will also be reimbursed pursuant to the Company's regular business practice.

     9. Return Of Company Property. By the Resignation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, files, notes, notebooks, correspondence, memoranda, records, plans, forecasts, reports, studies, proposals, agreements, financial information, business development information, investor relations information, sales and marketing information, research and development information, personnel information, specifications, drawings, computer-recorded information, equipment and other tangible property (including, but not limited to, computers, credit cards, entry cards, identification badges, and keys), and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree to make a diligent search to locate all such materials.

     10. Proprietary Information Obligations. Both during and after your employment you will refrain from any unauthorized use or disclosure of the Company's proprietary or confidential information or materials. You acknowledge and will comply with your continuing obligations under your Proprietary Information and Inventions Agreement (attached as Exhibit B).

     11. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; (d) you may disclose the existence of this Agreement to potential employers; and (e) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee.

     12. Nondisparagement. You and the Company (through its officers and directors) agree not to disparage the other party or its officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to that party or its business, business reputation, or personal reputation; provided that both you and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process.

     13. No Admissions. The promises in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party or to any other person, and the parties make no such admissions.

     14. Release Of Claims. In exchange for the consideration under this Agreement to which you would not otherwise be entitled, and except as provided in this Agreement, you hereby generally and completely release the Company and its predecessors, successors, parent, subsidiary and affiliated entities, and their directors, officers, employees, shareholders, partners, agents, insurers, and assigns from any and all claims, liabilities and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (a) all claims arising from or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay and benefits, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and
(e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, and the California Fair Employment and Housing Act (as amended). Notwithstanding the release in the preceding sentence, you shall not hereby surrender any right you may have to indemnification by the Company pursuant to the by-laws of the Company, applicable law, or your Indemnity Agreement with the Company dated January 16, 2002.

     15. Section 1542 Waiver. In granting the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code:

     A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

     16. Employment References. You agree to direct any individual or entity seeking an employment reference for you from the Company to George Scangos.

     17. Supplemental Release. As part of this Agreement you agree to promptly sign and deliver to the Company a supplemental release of claims (the "Supplemental Release") in the form attached hereto as Exhibit A, on or after the Resignation Date.

     18. Arbitration. To ensure rapid and economical resolution of any disputes which may arise under this Agreement, you and the Company agree that any and all disputes or controversies of any nature whatsoever arising from or regarding the interpretation, performance, enforcement or breach of this Agreement shall be resolved, to the fullest extent permitted by law, by confidential, final and binding arbitration conducted by Judicial Arbitration and Mediation Services, Inc. ("JAMS"), before a single arbitrator, in San Francisco, California, under the then-applicable JAMS rules. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding. The parties shall bear equally the costs and fees of the arbitration; however, the arbitrator, in his or her sole discretion, shall be authorized to determine whether and to what extent a party is the prevailing party, and if so, to award to that prevailing party reimbursement for its reasonable attorneys' fees, disbursements (including, without limitation, expert witness fees and expenses), and costs arising from the arbitration. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy or claim sought to be resolved in accordance with these arbitration procedures. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

     19. Miscellaneous. This Agreement, including its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such agreements, promises, warranties or representations, written or oral, including but not limited to your employment offer letter dated January 4, 2002. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any prior or successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me by February 21, 2003.

We wish you the very best in your future endeavors.

Sincerely,

EXELIXIS,  INC.


By:  /s/George Scangos
    ------------------------------------------
        George A. Scangos
        President and Chief Executive Officer

Exhibit A: Supplemental Release


I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/  Bob  Myers
--------------------------------
Robert  M.  Myers

17th  Mar  2003
--------------------------------
Date

                                    EXHIBIT A

                         SUPPLEMENTAL RELEASE AGREEMENT

                 (To be signed on or after the Resignation Date)

I understand that my employment with Exelixis, Inc. Corporation (the "Company") terminated effective March 31, 2003 (the "Resignation Date"). The Company has agreed that if I choose to sign this Supplemental Release Agreement ("Release"), the Company will pay me certain benefits and engage me to perform certain consulting services pursuant to the terms of the Resignation letter agreement dated January 31, 2003 (the "Agreement"). I understand that I am not entitled to such benefits or consulting arrangement unless I sign this Release and return it to the Company. I understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued salary and vacation through the Resignation Date, to which I am entitled by law.

In consideration for the benefits and consulting arrangement I am receiving under the Agreement, as described therein, I hereby generally and completely release the Company and its parents, subsidiaries, successors, predecessors and affiliates, and its and their directors, officers, employees, shareholders, agents, attorneys, predecessors, insurers, affiliates and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date I sign this Release. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (b) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Family and Medical Leave Act, the California Family Rights Act, and the California Fair Employment and Housing Act (as amended).

In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

I  accept  and  agree  to  the  terms  and  conditions  stated  above:

/s/ Robert M. Myers                           31st March 2003
------------------------------------         -----------------------------------
Robert  M.  Myers                            Date